                                                                     EXHIBIT 5.1

                     [Drinker Biddle & Reath LLP Letterhead]


                                                        November 9, 2001


Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156-3124

         Re: REGISTRATION STATEMENT ON FORM S-8 (THE "REGISTRATION STATEMENT")

Ladies and Gentlemen:

         We have acted as special Pennsylvania counsel to Aetna Inc., a Pennsylvania corporation (formerly known as Aetna U.S. Healthcare Inc.) ("Aetna"), in connection with the Registration Statement, to be filed by Aetna with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to 10,000,000 Aetna Common Shares, par value $0.01 (the "Common Stock"), to be issued pursuant to the Aetna Inc. Incentive Savings Plan, as amended (the "Plan"), preferred stock purchase rights (the "Rights") to purchase Aetna Class A Voting Preferred Shares, par value $.01 per share, to be issued with the Common Stock pursuant to a Rights Agreement dated as of December 13, 2000 between Aetna and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agreement"), and such presently indeterminate number of shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of Aetna's Amended and Restated Articles of Incorporation, Aetna's Amended and Restated By-Laws, the Plan, the Rights Agreement, minutes and resolutions of the Aetna Board of Directors and such other documents and corporate records relating to Aetna and the issuance of the Rights and the Common Stock as we have deemed appropriate.

         In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by Aetna. For issues of fact material to this opinion, we have examined and relied on certificates and other comparable documents of public officials and of officers of Aetna.

         Based upon the foregoing and having regard for such other legal considerations as we have deemed relevant, we are of the opinion that the Common Stock and the Rights have been duly authorized for issuance, and when issued in accordance with the terms of the Plan, the Common Stock and the Rights will be validly issued, fully paid and non-assessable by Aetna.

         We are members of the Bar of the Commonwealth of Pennsylvania, and we do not express any opinion herein concerning any laws other than the laws of the Commonwealth of Pennsylvania and the federal securities laws of the United States.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.


                                     Very truly yours,


                                     /s/ Drinker Biddle & Reath LLP

                                     DRINKER BIDDLE & REATH LLP